Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Princeton National Bancorp, Inc

We consent to the incorporation by reference in the Registration Statements (No.’s 333-69019, 333-117663, 333-129484, 333-133448) on Form S-8 of Princeton National Bancorp, Inc. and subsidiary of our report dated March 13, 2006, with respect to the consolidated balance sheet of Princeton National Bancorp, Inc. and subsidiary as of December 31, 2005 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2005, which report appears in the December 31, 2006 annual report on Form 10-K of Princeton National Bancorp, Inc.

/s/ KPMG LLP

Chicago, Illinois

March 15, 2007